HCA	news

FOR IMMEDIATE RELEASE

INVESTOR CONTACT: Mark Kimbrough 615-344-2688	MEDIA CONTACT: Jeff Prescott 615-344-5708

HCA PREVIEWS SECOND QUARTER RESULTS

Nashville, TN, July 15, 2003 -— HCA (NYSE: HCA) today reported that it expects its financial results for the second quarter ended June 30, 2003 to include an increase to the estimated allowance for doubtful accounts of $106 million pretax, or $0.13 per diluted share. This change in estimate was based upon the results of the Company’s customary “hindsight analysis”, in which the Company’s accounts receivable during a previous twelve-month period are analyzed. The historical “look back” results, along with considerations of current economic trends and collection indicators, are used as the basis for the Company’s estimate of the appropriate amount of allowance for doubtful accounts for its current accounts receivable.

“We continue to see an increasing percentage of the Company’s receivables being comprised of uninsured accounts while the collectibility associated with this specific category of our receivables is deteriorating,” stated Jack O. Bovender, Jr., HCA’s Chairman and CEO. “In addition, co-pays and deductibles have continued to grow, thereby increasing the percentage of our receivables which are at risk of collection. At the same time, the Company has been very effective in accelerating the payment of insurance claims from virtually all payers as evidenced by the continued strength of the Company’s cash flows from operations and continued decline in net days in accounts receivables. This has had the effect of increasing the percentage of uninsured accounts in its total pool of receivables. Given the increased volatility in the self-pay environment, we are now implementing a refinement to the methodology of estimating our allowance. We will perform a quarterly rolling twelve-month hindsight review which should allow us to react more quickly to trends affecting our receivables.”

The Company plans to report financial results for its second quarter on July 22, 2003, and expects to report net income per diluted share of approximately $0.46 to $0.48, which includes the $106 million pretax adjustment to the provision for doubtful accounts ($0.13 per diluted share) and the previously announced charge for impairment of long-lived assets ($130 million pretax, $0.15 per diluted share) compared to $0.66 per diluted share in last year’s second quarter. Excluding these items, adjusted net income per diluted share would have been approximately $0.74 to $0.76 for the second quarter of 2003 (see note 1).

On May 22, 2003, HCA announced its intention to discontinue development of a new patient accounting information system (millennium accounts receivable system – MARS). As a result of the termination of the MARS initiative, the Company recorded an impairment charge in the amount of $130 million pretax ($79 million net of tax) during the second quarter of 2003.

As previously announced, the Company expects to implement before the end of the fiscal year, a charity care policy which will provide financial relief to more of its charity patients and needs-based discounts to uninsured patients who receive non-elective care at HCA hospitals. The Company has received conceptual approval from the Centers for Medicare and Medicaid Services (CMS) pending final approvals by the Company’s Medicare fiscal intermediaries. When implemented, the policy is expected to reduce earnings before taxes by approximately $25 million on an annual basis.

For the quarter ended June 30, 2003, the Company expects to report an increase in consolidated revenues of approximately 11.5 percent to $5.5 billion. Revenue per equivalent admission increased approximately 7.6 percent for the second quarter. Consolidated admissions are estimated to increase 4.5 percent in the quarter, which includes several Kansas City hospitals acquired on April 1, 2003.

Same facility revenues rose approximately 7.1 percent in the second quarter while same facility admissions rose approximately 0.6 percent. Adjusting for closed skilled nursing and obstetric units within the Company’s same facility hospitals, same facility admissions increased approximately 1.5 percent. During the second quarter, monthly same-facility admissions were as follows: April declined 0.9 percent (increased 0.1 percent, excluding SNF/OB); May declined 0.5 percent (increased 0.3 percent, excluding SNF/OB); June increased 3.5 percent (increased 4.4 percent, excluding SNF/OB). HCA expects to report same facility outpatient surgical procedures declined by approximately 3.6 percent during the second quarter. Management believes its overall hospital volumes and, in particular, outpatient volumes are being impacted by several factors, including general economic softness, higher unemployment levels in several key markets, increased co-pays and deductibles, non-renewal of a managed care contract in Tennessee, and various competitive pressures in certain markets.

HCA will be hosting a conference call today, July 15, at 8:30 a.m. CDT to discuss the Company’s allowance for doubtful accounts analysis at (913) 981-4910 or via webcast at http://www.firstcallevents.com/service/ajwz385162865gf12.html. A replay of the conference call will be available after 11:30 a.m. CDT. To access the replay, dial (719) 457-0820; confirmation code – 477385. Additionally, information regarding the Company’s allowance for doubtful accounts analysis will be posted on the Company’s website at www.hcahealthcare.com.

The Company plans to release its second quarter financial results on July 22, 2003 and will host a conference call at 9:00 a.m. CDT to discuss the Company’s second quarter.

Note: 1. Adjusted net income is a non-GAAP financial measure. The Company uses adjusted net income as an analytical indicator for purposes of assessing operational performance. Adjusted net income should not be considered as a measure of financial performance under generally accepted accounting principles (GAAP), and the items excluded from adjusted net income are significant components in understanding and assessing financial performance. Because adjusted net income is not a measurement determined in accordance with and is thus susceptible to varying calculations, adjusted net income as presented may not be comparable to other similarly titled measures of other companies

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This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to (i) the finalization of the financial statements for the second quarter, including the change to the estimated allowance for doubtful accounts, (ii) the obtaining of the necessary approvals to implement the Company’s charity care policy and the impact of that policy on its financial statements, and (iii) other risk factors detailed from time to time in the Company’s filings with the SEC. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this document refer to HCA Inc. and its affiliates.